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                 EXHIBIT 5.0 OPINION OF KILPATRICK STOCKTON LLP


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July 23, 2009

BCSB Bancorp, Inc.
4111 East Joppa Road
Suite 300
Baltimore, Maryland  21236

            RE: BCSB BANCORP, INC. 2009 EQUITY INCENTIVE PLAN
                BALTIMORE COUNTY SAVINGS BANK, F.S.B. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

Board Members:

            We have been requested by BCSB Bancorp, Inc., a Maryland corporation (the "Company"), to issue our opinion in connection with the registration of shares of the Company's common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement on Form S-8 (the "Registration Statement") covers (i) 268,437 shares that may be issued upon (x) the exercise of options to purchase shares of the Common Stock, (y) the distribution of shares of Common Stock upon the issuance of stock awards or performance awards under the BCSB Bancorp, Inc. 2009 Equity Incentive Plan (the "Equity Plan") and (ii) 89,488 shares which may be distributed under the Baltimore County Savings Bank, F.S.B. Amended and Restated Deferred Compensation Plan, effective October 1, 2004 (the "Deferred Compensation Plan").

            We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals;
(iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

            Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that the shares reserved for issuance and distribution under the above-referenced Equity Plan are duly authorized and, with respect to the shares issuable upon the exercise of stock options granted or to be granted under the Equity Plan, upon payment for such shares, and, with respect to awards of shares under the Equity Plan, upon issuance of such shares, in the manner described in the Equity Plan, the shares will be validly issued, fully paid and nonassessable. Based on the foregoing, and limited in all respects to Maryland law, it is also our opinion, that the shares reserved for distribution under the above-referenced Deferred Compensation Plan are duly authorized and when distributed pursuant to and in accordance with the Deferred Compensation Plan will be validly issued, fully paid and nonassessable.

            We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

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            We hereby consent to the filing of this opinion as an exhibit to the
Company's Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading "Interests of Named Experts and Counsel" therein.

                                  Very truly yours,

                                  KILPATRICK STOCKTON LLP


                                  By: /s/ Joel E. Rappoport
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                                      Joel E. Rappoport, a Partner